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                                  EXHIBIT 99

                           **** PRESS RELEASE ****


NEWNAN SAVINGS BANK, FSB
NEWNAN, GEORGIA


FOR IMMEDIATE RELEASE                                      CONTACT: TOM MOAT
                                                           (770)-304-7717


                NEWNAN SAVINGS BANK, FSB COMPLETES ACQUISITION
                 OF CITIZENS BANK AND TRUST OF FAYETTE COUNTY

     NEWNAN, GEORGIA (August 22, 1996)--Newnan Savings Bank, FSB
(NASDAQ-NFSL) announced today the reorganization of the savings bank into a holding company and the acquisition of Southside Financial Group, Inc. and its subsidiary, Citizens Bank and Trust of Fayette County, has been completed.

     The name of the new holding company is Newnan Holdings, Inc. Both subsidiary banks, Newnan Savings Bank and Citizens Bank and Trust of Fayette County will continue to operate as community banks. The current Board of Directors and management will continue to serve at each bank.

     As a result of the formation of the holding company and under the terms of the acquisition agreement, Newnan Savings Bank stockholders will retain their current share certificates in Newnan Savings Bank. Each outstanding share of Southside stock owned by a shareholder will be converted into the right to receive merger consideration in an amount equal to $41.00 per share of Southside stock. The terms of the acquisition also provide that a shareholder who owns 5,000 or more shares may elect to receive up to 50% of his or her merger consideration in the form of Newnan Holdings stock; however, no more than 145,000 additional shares of Newnan Holdings stock will be issued.

     Newnan Savings Bank operates branches in Newnan, Peachtree City, LaGrange, and Hogansville, Georgia. Citizens operates from one office located in Fayetteville, Georgia. The combined assets of the two banks is approximately $250 million.


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